Exhibit 99.2
PART I. FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS.
THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
(In millions, except per share amounts)	2007	2006

NET SALES	$4,499	$4,462

Cost of Goods Sold	3,741	3,608
Selling, Administrative and General Expense	663	615
Rationalizations (Note 2)	15	38
Interest Expense	125	102
Other Income, net (Note 3)	(20)	(27)
Minority Interest in Net Income of Subsidiaries	22	12

(Loss) Income from Continuing Operations before Income Taxes	(47)	114
United States and Foreign Taxes	63	68

(Loss) Income from Continuing Operations	(110)	46

Discontinued Operations (Note 11)	(64)	28

NET (LOSS) INCOME	$(174)	$74

(Loss) Income Per Share — Basic
(Loss) Income from Continuing Operations	$(0.61)	$0.26
Discontinued Operations	(0.35)	0.16

Net (Loss) Income Per Share — Basic	$(0.96)	$0.42

Weighted Average Shares Outstanding (Note 4)	180	177

(Loss) Income Per Share — Diluted
(Loss) Income from Continuing Operations	$(0.61)	$0.23
Discontinued Operations	(0.35)	0.14

Net (Loss) Income Per Share — Diluted	$(0.96)	$0.37

Weighted Average Shares Outstanding (Note 4)	180	207
The accompanying notes are an integral part of these consolidated financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
(In millions)	2007	2006

Assets:
Current Assets:
Cash and Cash Equivalents	$2,083	$3,862
Restricted Cash	191	214
Accounts and Notes Receivable, less Allowance — $96 ($98 in 2006)	3,244	2,800
Inventories:
Raw Materials	525	663
Work in Process	147	135
Finished Products	2,070	1,803

	2,742	2,601

Prepaid Expenses and Other Current Assets	306	289
Current Assets of Discontinued Operations (Note 11)	462	413

Total Current Assets	9,028	10,179
Goodwill	671	662
Intangible Assets	164	166
Deferred Income Tax	146	150
Other Assets and Deferred Pension Costs	455	453
Long Term Assets of Discontinued Operations (Note 11)	346	352
Properties and Plants, less Accumulated Depreciation — $7,831 ($7,673 in 2006)	5,051	5,067

Total Assets	$15,861	$17,029

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$2,056	$1,945
Compensation and Benefits	897	883
Other Current Liabilities	791	811
Current Liabilities of Discontinued Operations (Note 11)	164	157
United States and Foreign Taxes	221	222
Notes Payable and Overdrafts (Note 5)	247	243
Long Term Debt and Capital Leases due within one year (Note 5)	177	405

Total Current Liabilities	4,553	4,666
Long Term Debt and Capital Leases (Note 5)	5,402	6,562
Compensation and Benefits	4,388	4,935
Long Term Liabilities of Discontinued Operations (Note 11)	53	47
Deferred and Other Noncurrent Income Taxes	299	320
Other Long Term Liabilities	344	380
Minority Equity in Subsidiaries	912	877

Total Liabilities	15,951	17,787

Commitments and Contingent Liabilities (Note 8)

Shareholders’ Equity (Deficit):
Preferred Stock, no par value:
Authorized, 50 shares, unissued	—	—
Common Stock, no par value:
Authorized, 450 shares, Outstanding shares — 182 (178 in 2006) after deducting 14 treasury shares (18 in 2006)	182	178
Capital Surplus	1,488	1,427
Retained Earnings	826	968
Accumulated Other Comprehensive Loss	(2,586)	(3,331)

Total Shareholders’ Equity (Deficit)	(90)	(758)

Total Liabilities and Shareholders’ Equity (Deficit)	$15,861	$17,029

The accompanying notes are an integral part of these consolidated financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31,
(In millions)	2007	2006

Net (Loss) Income	$(174)	$74

Other Comprehensive Income (Loss):

Minimum pension liability	—	(4)

Defined benefit plans:
Prior service credit from plan amendment during period	533	—
Amortization of prior service cost and unrecognized gains and losses included in net periodic benefit cost, net of tax of $7 million and minority interest of $7 million	42	—
Immediate recognition of prior service cost and unrecognized gains and losses due to curtailment	133	—

	708	—

Foreign currency translation gain	44	47

Deferred derivative loss	—	—
Reclassification adjustment for amounts recognized in (loss) income	—	—
Tax on derivative reclassification adjustment	—	(3)

Unrealized investment loss, net of tax of $ - million ($ - in 2006)	(7)	(3)

Comprehensive Income	$571	$111

The accompanying notes are an integral part of these consolidated financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
(In millions)	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (Loss) Income	$(174)	$74
Less: (Loss) income from discontinued operations	(64)	28

(Loss) Income from Continuing Operations	(110)	46

Adjustments to reconcile (loss) income from continuing operations to cash flows from operating activities:
Depreciation and amortization	154	149
Amortization of debt issuance costs	6	5
Deferred tax provision	(2)	3
Net rationalization charges (Note 2)	15	38
Net gain on asset sales (Note 3)	(9)	(2)
Minority interest and equity earnings	22	12

Pension contributions	(46)	(35)
Rationalization payments	(23)	(8)
Insurance recoveries	—	43
Changes in operating assets and liabilities, net of asset acquisitions and dispositions:
Accounts and notes receivable	(435)	(310)
Inventories	(126)	(239)
Accounts payable — trade	78	30
U.S. and foreign taxes	11	(3)
Deferred and other noncurrent income taxes	6	(5)
Compensation and benefits	141	77
Other current liabilities	1	(79)
Other long term liabilities	(37)	(20)
Other assets and liabilities	(39)	(17)

TOTAL OPERATING CASH FLOWS FROM CONTINUING OPERATIONS	(393)	(315)
Discontinued operations	(15)	13

TOTAL CASH FLOWS FROM OPERATING ACTIVITIES	(408)	(302)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(97)	(111)
Asset dispositions	19	3
Asset acquisitions	—	(41)
Decrease in restricted cash	23	5

TOTAL INVESTING CASH FLOWS FROM CONTINUING OPERATIONS	(55)	(144)
Discontinued operations	(4)	(5)

TOTAL CASH FLOWS FROM INVESTING ACTIVITIES	(59)	(149)

CASH FLOWS FROM FINANCING ACTIVITIES:
Short term debt and overdrafts incurred	69	19
Short term debt and overdrafts paid	(47)	(37)
Long term debt incurred	293	15
Long term debt paid	(1,685)	(150)
Common stock issued	65	3
Other transactions	(9)	—

TOTAL FINANCING CASH FLOWS FROM CONTINUING OPERATIONS	(1,314)	(150)
Discontinued operations	(5)	2

TOTAL CASH FLOWS FROM FINANCING ACTIVITIES	(1,319)	(148)

Net Change in Cash of Discontinued Operations	7	4

Effect of exchange rate changes on cash and cash equivalents	—	25

Net Change in Cash and Cash Equivalents	(1,779)	(570)

Cash and Cash Equivalents at Beginning of the Period	3,862	2,138

Cash and Cash Equivalents at End of the Period	$2,083	$1,568

The accompanying notes are an integral part of these consolidated financial statements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 1. ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited consolidated financial statements have been prepared by The Goodyear Tire & Rubber Company (“Goodyear”, “we”, “us” or “our”) in accordance with the Securities and Exchange Commission rules and regulations and in the opinion of management contain all adjustments (including normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 Form 10-K”).
          Operating results for the three months ended March 31, 2007 are not necessarily indicative of the results expected in subsequent quarters or for the year ending December 31, 2007.
          As discussed in Note 11, the results of operations, financial position and cash flows of our Engineered Products business, previously a reportable operating segment, have been reported as discontinued operations for all periods presented. Unless otherwise indicated, all disclosures in the notes to the unaudited interim consolidated financial statements relate to our continuing operations.
Recently Issued Accounting Standards
The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS No. 155”) in February 2006. SFAS No. 155 amends SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”, and SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” and addresses the application of SFAS No. 133 to beneficial interests in securitized financial assets. SFAS No. 155 establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation. Additionally, SFAS No. 155 permits fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS No. 155 is effective for fiscal years beginning after September 15, 2006. We adopted SFAS No. 155 on January 1, 2007. The adoption of SFAS No. 155 did not have a significant impact on our results of operations or financial position.
          The FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets an amendment of FASB Statement No. 140” (“SFAS No. 156”) in March 2006. SFAS No. 156 requires a company to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset. A company will recognize a servicing asset or servicing liability initially at fair value. A company will then be permitted to choose to subsequently recognize servicing assets and liabilities using the amortization method or fair value measurement method. SFAS No. 156 is effective for fiscal years beginning after September 15, 2006. We adopted SFAS No. 156 on January 1, 2007. The adoption of SFAS No. 156 did not have a significant impact on our results of operations or financial position.
          On July 13, 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” (“FIN No. 48”). FIN No. 48 clarifies what criteria must be met prior to recognition of the financial statement benefit of a position taken in a tax return. FIN No. 48 requires companies to include additional qualitative and quantitative disclosures within their financial statements. The disclosures include potential tax benefits from positions taken for tax return purposes that have not been recognized for financial reporting purposes and a tabular presentation of significant changes during each annual period. The disclosures also include a discussion of the nature of uncertainties, factors which could cause a change, and an estimated range of reasonably possible changes in tax uncertainties. FIN No. 48 requires a company to recognize a financial statement benefit for a position taken for tax return purposes when it is more-likely-than-not that the position will be sustained. We adopted FIN No. 48 on January 1, 2007. The

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
adoption resulted in an increase in the opening balance of retained earnings and a decrease in goodwill as of January 1, 2007 of $32 million and $5 million, respectively, for tax benefits not previously recognized under historical practice.
          On September 15, 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 addresses how a company should measure fair value when it is required to use a fair value measure for recognition and disclosure purposes under generally accepted accounting principles. SFAS No. 157 will require the fair value of an asset or liability to be based on a market based measure which will reflect the credit risk of the company. SFAS No. 157 will also require expanded disclosure requirements which will include the methods and assumptions used to measure fair value and the effect of fair value measures on earnings. SFAS No. 157 will be applied prospectively and will be effective for fiscal years beginning after November 15, 2007 and to interim periods within those fiscal years. We are currently assessing the impact SFAS No. 157 will have on our consolidated financial statements.
          The FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment of FASB Statement No. 115” (“SFAS No. 159”) in February 2007. SFAS No. 159 permits a company to choose to measure many financial instruments and other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing a company with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. A company shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 will be effective for fiscal years that begin after November 15, 2007. We are currently assessing the impact SFAS No. 159 will have on our consolidated financial statements.
Reclassification
Certain items previously reported in specific financial statement captions have been reclassified to conform to the current presentation.
NOTE 2. COSTS ASSOCIATED WITH RATIONALIZATION PROGRAMS
To maintain global competitiveness, we have implemented rationalization actions over the past several years for the purpose of reducing excess and high-cost manufacturing capacity and to reduce associate headcount.
          The following table shows the reconciliation of our liability between periods:

		Other Than
	Associate-	Associate-related
(In millions)	related Costs	Costs	Total
Balance at December 31, 2006	$77	$20	$97
2007 charges	9	8	17
Incurred	(14)	(14)	(28)
Reversed to the statement of operations	(2)	—	(2)

Balance at March 31, 2007	$70	$14	$84

In the first quarter of 2007, we initiated plans to reduce manufacturing headcount and to reduce selling, administrative and general expense through headcount reductions.
          During 2007, $15 million ($14 million after-tax or $0.08 per share) of net charges were recorded. New charges of $17 million represent $5 million for plans initiated in 2007 and $12 million for plans initiated in 2006. The $5 million of charges for 2007 plans related to associate severance costs and the $12 million of charges for plans initiated in 2006 include $4 million of associate severance costs and $8 million for other exit costs. Approximately 140 associates will be released under programs initiated in 2007, most of whom will be released within the next 12 months.
          In the first quarter of 2007, $14 million was incurred primarily for associate severance payments and $14 million primarily for non-cancelable lease costs and other exit costs.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
          The accrual balance of $84 million at March 31, 2007 includes approximately $10 million related to long term non-cancelable lease costs and approximately $74 million of associate and other costs that are expected to be substantially utilized within the next twelve months.
          Accelerated depreciation charges were recorded for fixed assets that will be taken out of service primarily in connection with the Valleyfield and Tyler plant closures initiated in the North American Tire Segment. During the first quarter of 2007, $17 million was recorded as Cost of goods sold for accelerated depreciation charges. In the first quarter of 2006, $2 million was recorded as Selling, administrative and general expense.
          In the first quarter of 2006, we initiated plans to close our European Union Tire Segment’s Washington passenger tire manufacturing facility in the United Kingdom. Additional restructuring actions consisted of the closure of retail stores in the European Union Tire Segment, the reduction of headcount within various segments and the initiation of the closure of the bicycle tire and tube production operation in Debica, Poland.
          During 2006, $38 million ($28 million after-tax or $0.14 per share) of net charges were recorded. New charges of $39 million represent $38 million for plans initiated in 2006 and $1 million of associate-related costs for plans initiated in the fourth quarter of 2005. The $38 million of charges for plans initiated in 2006 include $36 million of associate severance costs and $2 million primarily for non-cancelable lease costs. Approximately 5,165 associates will be released under programs initiated in 2006, of which 3,100 were released by March 31, 2007.
NOTE 3. OTHER INCOME, NET

	Three Months Ended March 31,
(In millions)	2007	2006
Asset sales	$(9)	$(2)
Interest income	(30)	(20)
Financing fees	11	10
Insurance fire loss deductible	7	—
Foreign currency exchange	2	1
General & product liability — discontinued products (Note 8)	4	5
Equity in earnings of affiliates	(2)	(5)
Latin American legal matter	—	(15)
Miscellaneous	(3)	(1)

	$(20)	$(27)

Other income, net was $20 million of income in the 2007 first quarter, a decrease of $7 million compared to $27 million of income in the 2006 first quarter. The decrease was primarily related to $15 million of income in the first quarter of 2006 resulting from a favorable settlement of a legal matter in Latin American Tire and a charge of $7 million in 2007 related to an insurance deductible for a fire in our Thailand facility. These were partially offset by higher interest income in 2007 of $10 million on higher cash deposits. Also, included in asset sales in the first quarter of 2007 was a gain of $7 million on the sale of property in Asia Pacific Tire.
NOTE 4. PER SHARE OF COMMON STOCK
Basic earnings per share are computed based on the weighted average number of common shares outstanding.
          There are contingent conversion features included in our $350 million 4% Convertible Senior Notes due 2034, (the “Notes”) issued on July 2, 2004. The Notes became convertible on January 18, 2007 and remained convertible through March 31, 2007. Since the applicable stock price condition was met, the Notes are also convertible through June 30, 2007. In addition, if the applicable conditions are met, the Notes may be convertible in any future fiscal quarter. If all of the Notes outstanding are surrendered for conversion, the aggregate number of additional shares of common stock issued would be approximately 29 million.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
          The following table presents the number of incremental weighted average shares used in computing diluted per share amounts:

	Three Months Ended March 31,
(In millions)	2007	2006
Weighted average shares outstanding — basic	180	177
4% Convertible Senior Notes due 2034	—	29
Stock Options and other dilutive securities	—	1

Weighted average shares outstanding — diluted	180	207

Weighted average shares outstanding — diluted for the three months ended March 31, 2007 exclude the effects of approximately 29 million contingently issuable shares and approximately 13 million equivalent shares related to options with exercise prices less than the average market price of our common shares (i.e. “in-the-money” options), as their inclusion would have been anti-dilutive due to the loss from continuing operations for the period.
          Additionally, weighted average shares outstanding — diluted exclude approximately 8 million and 24 million equivalent shares related to options with exercise prices greater than the average market price of our common shares (i.e. “underwater” options), for 2007 and 2006, respectively.
          The following table presents the computation of adjusted (loss) income from continuing operations and adjusted (loss) income used in computing (loss) income from continuing operations — per share diluted and Net (loss) income per share — diluted, respectively. The computation of adjusted (loss) income from continuing operations assumes that after-tax interest costs incurred on the Notes would have been avoided had the Notes been converted as of January 1 of each respective period. Adjusted loss for the three months ended March 31, 2007 does not include the after-tax interest costs as the Notes were anti-dilutive for the quarter.

	Three Months Ended March 31,
(In millions)	2007	2006
(Loss) Income from continuing operations	$(110)	$46
After-tax impact of 4% Convertible Senior Notes due 2034	—	4

Adjusted (Loss) Income from continuing operations	(110)	50
Discontinued Operations	(64)	28

Adjusted (Loss) Income	$(174)	$78

NOTE 5. FINANCING ARRANGEMENTS
At March 31, 2007, we had total credit arrangements totaling $8,006 million, of which $1,727 million were unused, compared to $8,196 million and $533 million, respectively, at December 31, 2006.
Notes Payable and Overdrafts, Long Term Debt and Capital Leases due Within One Year and Short Term Financing Arrangements
At March 31, 2007, we had short term committed and uncommitted credit arrangements totaling $487 million, of which $240 million was unused, compared to $479 million and $236 million, respectively, at December 31, 2006. These arrangements are available primarily to certain of our international subsidiaries through various banks at quoted market interest rates. There are no commitment fees associated with these arrangements.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
          The following table presents amounts due within one year:

	March 31,	December 31,
(In millions)	2007	2006

Notes payable	$247	$243

Weighted average interest rate	6.17%	5.60%

Long term debt and capital leases due within one year:
8 1/2% due 2007	$—	$300
6 3/8% due 2008	100	—
U.S. Revolving credit facility	—	37
Other (including capital leases)	77	68

	$177	$405

Weighted average interest rate	7.13%	8.34%

Total obligations due within one year	$424	$648

Long Term Debt and Capital Leases and Financing Arrangements
At March 31, 2007, we had long term credit arrangements totaling $7,519 million, of which $1,487 million were unused, compared to $7,717 million and $297 million, respectively, at December 31, 2006.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
     The following table presents long term debt and capital leases, net of unamortized discounts, and interest rates:

	March 31,		December 31,
		Interest		Interest
(In millions)	2007	Rate	2006	Rate

Notes:
8 1/2% due 2007	$—	—	$300	8 1/2%
6 3/8% due 2008	100	6 3/8%	100	6 3/8%
Floating rate notes due 2009	496	9.14%	495	9.14%
7 6/7% due 2011	650	7 6/7%	650	7 6/7%
8.625% due 2011	500	8.625%	500	8.625%
Floating rate notes due 2011	200	13.62%	200	13.70%
11% due 2011	449	11%	448	11%
9% due 2015	400	9%	400	9%
7% due 2028	149	7%	149	7%
4% Convertible Senior Notes due 2034	350	4%	350	4%

Bank term loans:
$1.2 billion second lien term loan facility due 2010	1,200	8.14%	1,200	8.14%
€155 million senior secured European term loan due 2010	204	6.14%	202	5.91%
$300 million third lien secured term loan due 2011	300	8.89%	300	8.89%
Pan-European accounts receivable facility due 2009	348	4.88%	362	5.05%
German revolving credit facility due 2010	—	—	204	6.42%
U.S. Revolving credit facility	—	—	873	7.60%
Other domestic and international debt	176	7.48%	177	7.48%

	5,522		6,910
Capital lease obligations	57		57

	5,579		6,967
Less portion due within one year	(177)		(405)

	$5,402		$6,562

The following table presents information about long term fixed rate debt, including capital leases, at March 31, 2007 and December 31, 2006:

(In millions)	March 31, 2007	December 31, 2006
Carrying amount — liability	$2,717	$2,998
Fair value — liability	3,434	3,353
The fair value was estimated using quoted market prices or discounted future cash flows. The fair value exceeded the carrying amount at March 31, 2007 and December 31, 2006 due primarily to lower market interest rates. The fair value of our variable rate debt approximated its carrying amount at March 31, 2007 and December 31, 2006.
April 20, 2007 Refinancing
          On April 20, 2007, we refinanced three of our credit facilities. Significant changes to the amended and restated agreements include:
•	With respect to our $1.5 billion first lien revolving credit facility, an extension of its maturity until 2013, a reduction of the applicable interest rate by between 50 and 75 basis points (depending on availability of undrawn amounts) and a more flexible covenant package.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
•	With respect to our $1.2 billion second lien term loan facility, an extension of its maturity until 2014, a reduction of the applicable interest rate by 100 basis points (to be further reduced by 25 basis points if our credit ratings are BB- and Ba3 or higher) and a more flexible covenant package.

•	With respect to our €505 million senior secured European credit facilities, the conversion of the existing €155 million term loan to a revolving facility, an extension of the facilities’ maturity until 2012, a reduction of the applicable interest rate by 75 basis points (as compared to the existing European revolving facility) and 37.5 basis points (as compared to the existing European term loan) and a more flexible covenant package.
     The aggregate amount of fees we paid in connection with the refinancing was approximately $20 million.
$1.5 Billion Amended and Restated First Lien Revolving Credit Facility due 2013
          The amended and restated first lien revolving credit facility is available in the form of loans or letters of credit, with letter of credit availability limited to $800 million. Subject to the consent of the lenders whose commitments are to be increased, we may request that the facility be increased by up to $250 million. Our obligations under the facility are guaranteed by most of our wholly-owned U.S. and Canadian subsidiaries. Our obligations under the facility and our subsidiaries’ obligations under the related guarantees are secured by first priority security interests in collateral that includes, subject to certain exceptions:
•	U.S. and Canadian accounts receivable and inventory;

•	certain of our U.S. manufacturing facilities;

•	equity interests in our U.S. subsidiaries and up to 65% of the equity interests in our foreign subsidiaries, excluding Goodyear Dunlop Tires Europe B.V. (“GDTE”) and its subsidiaries; and

•	substantially all other tangible and intangible assets, including equipment, contract rights and intellectual property.
          Availability under the facility is subject to a borrowing base, which is based on eligible accounts receivable and inventory, with reserves that are subject to adjustment from time to time by the administrative agent and the majority lenders at their discretion (not to be exercised unreasonably). Adjustments are based on the results of periodic collateral and borrowing base evaluations and appraisals. If at any time the amount of outstanding borrowings and letters of credit under the facility exceeds the borrowing base, we are required to prepay borrowings and/or cash collateralize letters of credit sufficient to eliminate the excess.
          The facility, which matures on April 30, 2013, contains certain covenants that, among other things, limit our ability to incur additional debt or issue redeemable preferred stock, make certain restricted payments or investments, incur liens, sell assets (excluding the sale of our Engineered Products business and properties located in Akron, Ohio), incur restrictions on the ability of our subsidiaries to pay dividends to us, enter into affiliate transactions, engage in sale and leaseback transactions, and consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications. In addition, in the event that the availability under the facility plus the aggregate amount of our Available Cash is less than $150 million, we will not be permitted to allow our ratio of EBITDA to Consolidated Interest Expense to be less than 2.0 to 1.0 for any period of four consecutive fiscal quarters. “Available Cash”, “EBITDA” and “Consolidated Interest Expense” have the meanings given them in the facility.
          The facility has customary representations and warranties including, as a condition to borrowing, material adverse change representations in our financial condition since December 31, 2006.
          For the 270-day period following the refinancing date and, thereafter, if the availability under the facility is greater than or equal to $400 million, amounts drawn under the facility will bear interest either (i) at a rate of 125 basis points over LIBOR or (ii) 25 basis points over an alternative base rate (the higher of the prime rate or the federal funds rate plus 50 basis points), and undrawn amounts under the facility will be subject to an annual commitment fee of 37.5 basis points. After the

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
270-day period following the refinancing date, if the availability under the facility is less than $400 million, then amounts drawn under the facility will bear interest either (i) at a rate of 150 basis points over LIBOR or (ii) 50 basis points over an alternative base rate, and undrawn amounts under the facility will be subject to an annual commitment fee of 25 basis points.
          The $504 million of letters of credit that were outstanding under the $1.5 billion first lien credit facility prior to the refinancing continue to be outstanding under the amended and restated facility.
$1.2 Billion Amended and Restated Second Lien Term Loan Facility due 2014
          The $1.2 billion in aggregate amount of term loans that were outstanding under this facility prior to the refinancing continue to be outstanding under the facility as amended and restated. Subject to the consent of the lenders making additional term loans, we may borrow incremental term loans under the facility in an amount up to $300 million. Our obligations under this facility are guaranteed by most of our wholly-owned U.S. and Canadian subsidiaries and are secured by second priority security interests in the same collateral securing our first lien credit facility. The second lien term loan facility, which matures on April 30, 2014, contains covenants similar to those in our first lien credit facility but is not subject to the financial covenant contained in that facility. However, if our ratio of Secured Indebtedness to EBITDA for any period of four consecutive fiscal quarters is greater than 3.0 to 1.0, before we may use cash proceeds from certain asset sales to repay any junior lien, senior unsecured or subordinated indebtedness, we must first offer to prepay borrowings under the second lien term loan facility. “Secured Indebtedness” and “EBITDA” have the meanings given them in the facility.
          Loans under this facility bear interest, at our option, at LIBOR plus 175 basis points or an alternative base rate plus 75 basis points. In the event that our corporate ratings by Moody’s and Standard & Poor’s improve to Ba3 or better and BB- or better, respectively (in each case with at least a stable outlook), then loans under this facility will bear interest, at our option, at LIBOR plus 150 basis points or an alternative base rate plus 50 basis points.
€505 Million Amended and Restated Senior Secured European Revolving Credit Facilities due 2012
          These amended and restated facilities consist of a €350 million European revolving credit facility and a €155 million German revolving credit facility. The €153 million in aggregate amount of term loans that were outstanding prior to the refinancing have been transferred to the European revolving credit facility. Up to €50 million in letters of credit are available for issuance under the European revolving credit facility. Goodyear and its domestic subsidiaries that secure our U.S. facilities provide unsecured guarantees to support the European revolving credit facilities. GDTE and certain of its subsidiaries in the United Kingdom, Luxembourg, France and Germany also provide guarantees. GDTE’s obligations under the facilities and the obligations of its subsidiaries under the related guarantees are secured by first priority security interests in collateral that includes, subject to certain exceptions:
•	the capital stock of the principal subsidiaries of GDTE; and

•	substantially all of the tangible and intangible assets of GDTE and its subsidiaries in the United Kingdom, Luxembourg, France and Germany, including certain accounts receivable, inventory, real property, equipment, contract rights and cash and cash accounts, but excluding certain accounts receivable and cash accounts in subsidiaries that are or may become parties to securitization programs.
          The facilities, which mature on April 30, 2012, contain covenants similar to those in our first lien credit facility, with additional limitations applicable to GDTE and its subsidiaries. In addition, we are not permitted to allow GDTE’s ratio of Consolidated Net J.V. Indebtedness (which is determined net of cash and cash equivalents in excess of $100 million) to Consolidated European J.V. EBITDA to be greater than 3.0 to 1.0 at the end of any fiscal quarter. “Consolidated Net J.V. Indebtedness” and “Consolidated European J.V. EBITDA” have the meanings given them in the facilities.
          The facilities have customary representations and warranties including, as a condition to borrowing, material adverse change representations in our financial condition since December 31, 2006.
          Under the revolving credit facilities, we pay an annual commitment fee of 62.5 basis points on the undrawn portion of the commitments and loans bear interest at LIBOR plus 200 basis points for loans denominated in U.S. dollars or pounds sterling and EURIBOR plus 200 basis points for loans denominated in euros.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Debt Maturities
Significant updates to our debt maturities as disclosed in our 2006 Form 10-K are provided below and reflect the new maturity dates on our credit facilities as discussed above.

	Twelve Months Ending December 31,
(In millions)	2007	2008	2009	2010	2011
Domestic	$349	$106	$501	$6	$2,105
International	56	27	415	7	2

	$405	$133	$916	$13	$2,107

NOTE 6. STOCK COMPENSATION PLANS
Our Board of Directors granted 1.6 million stock options and 1.2 million performance share units during the first quarter of 2007 under our 2005 Performance Plan. The weighted average exercise price per share and weighted average fair value per share of these stock options was $24.71 and $11.54, respectively. We estimated the fair values using the following assumptions in our Black-Scholes model:
          Expected term: 6.25 years
          Interest rate: 4.61%
          Volatility: 39.2%
          Dividend yield: Nil
Additionally, we also granted 0.4 million reload options during the first quarter of 2007.
          We recognized stock-based compensation expense of $15 million ($14 million after-tax) and $7 million ($6 million after-tax) during the first quarter of 2007 and 2006, respectively. As of March 31, 2007, unearned compensation cost related to the unvested portion of all stock-based awards was approximately $92 million and is expected to be recognized over the remaining vesting period of the respective grants, through March 31, 2011.
NOTE 7. PENSION, SAVINGS AND OTHER POSTRETIREMENT BENEFIT PLANS
We provide substantially all employees with pension or savings benefits and substantially all domestic employees and employees at certain non-U.S. subsidiaries with health care and life insurance benefits upon retirement.
          On March 23, 2007, we announced an agreement to sell our Engineered Products business which resulted in the recognition of curtailment and termination charges for both pensions and other postretirement benefit plans during the first quarter of 2007 of $72 million. Under the terms of the Purchase and Sale Agreement for Engineered Products, we will retain our obligations for pension and other postretirement benefits under our U.S. plans for Engineered Products’ existing retirees and employees eligible to retire as of the date of the closing of the sale. Obligations for benefits under certain non-U.S. plans will not be retained. A portion of U.S. net periodic cost for active employees of Engineered Products, and net periodic cost for certain non-U.S. plans have been included in Discontinued Operations.
          On February 28, 2007, we announced that we will freeze our U.S. salaried pension plans effective December 31, 2008 and will implement improvements to our defined contribution savings plan effective January 1, 2009. As a result of these actions, we recognized a curtailment charge of $64 million during the first quarter of 2007. On February 28, 2007, we also announced changes to our U.S. salaried other postretirement benefit plans effective January 1, 2008, including increasing the amounts that salaried retirees contribute toward the cost of their medical benefits, redesigning retiree medical benefit plans to minimize cost impact on premiums, and discontinuing company-paid life insurance for retirees. As a result of these actions, we were required to remeasure the benefit obligations of the affected plans which resulted in the reduction of our U.S. pension obligation by $87 million and our obligation for other postretirement benefits by $529 million. The discount rate used to measure the benefit obligations of our U.S. salaried pension plans at February 28, 2007 and December 31, 2006 was 5.75%. The discount rate used to measure the benefit obligations of our U.S. salaried other postretirement benefit plans at February 28, 2007 was 5.50% compared to 5.75% at December 31, 2006.
          Significant changes from our December 31, 2006 disclosures as a result of the changes described above include:
•	Decrease in Accumulated Other Comprehensive Loss of $131 million related to our U.S. pension plans.

•	Decrease in Accumulated Other Comprehensive Loss of $535 million related to our other postretirement benefits.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
•	Estimated prior service cost and net actuarial loss that will be amortized from Accumulated Other Comprehensive Loss into benefit cost in 2007 are $39 million and $52 million, respectively, for our U.S. pension plans and $4 million and $73 million, respectively, for our non-U.S. plans, compared to our previous estimate of $56 million and $59 million, respectively, for our U.S. pension plans and $4 million and $75 million, respectively, for our non-U.S. plans at December 31, 2006.

•	Estimated prior service cost and net actuarial loss for other postretirement benefit plans that will be amortized from Accumulated Other Comprehensive Loss into other postretirement benefit cost in 2007 are a benefit of $8 million and expense of $12 million, respectively, compared to our previous estimate of $37 million and $10 million of expense, respectively, at December 31, 2006.

•	The weighted average amortization period as disclosed for employees covered by our U.S. plans is approximately 20 years compared to our previous estimate of 13 years at December 31, 2006, as the U.S. salaried workforce in now considered inactive for pension amortization purposes.

•	Estimated future benefit payments, net of retiree contributions, for other postretirement plans are revised as shown below:

	Other Benefits
	Without Medicare	Medicare Part D Subsidy
(In millions)	Part D Subsidy	Receipts
2007	$252	$(21)
2008	211	(19)
2009	205	(21)
2010	200	(23)
2011	194	(24)
2012-2016	861	(136)
Effective March 1, 2006, all active participants in the Brazil pension plan were converted to a defined contribution savings plan, resulting in the recognition of a curtailment gain. The announcement of the planned closure of our Tyler, Texas facility and of tire production at our Valleyfield, Quebec facility resulted in the recognition of curtailment and termination charges for both pensions and other postretirement benefit plans during the third and fourth quarters of 2006, respectively.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
          Pension cost follows:

	U.S.		Non-U.S.
	Three Months Ended March 31,		Three Months Ended March 31,
(In millions)	2007	2006	2007	2006
Service cost — benefits earned during the period	$23	$24	$9	$14
Interest cost on projected benefit obligation	77	75	36	32
Expected return on plan assets	(86)	(73)	(31)	(28)
Amortization of: — prior service cost	13	15	1	1
— net losses	15	24	19	16

Net periodic pension cost	42	65	34	35
Curtailments/settlements	64	—	—	(17)

Total pension cost	$106	$65	$34	$18

We expect to contribute approximately $700 million to $750 million to our funded U.S. and non-U.S. pension plans in 2007. For the three months ended March 31, 2007, we contributed $46 million to our non-U.S. plans. No contributions were made or required to be made for our domestic plans.
          Substantially all employees in the U.S. and employees of certain non-U.S. locations are eligible to participate in a defined contribution savings plan. The expenses recognized for our contributions to these plans for the three months ended March 31, 2007 and 2006 were $8 million and $7 million, respectively.
          The Medicare Prescription Drug Improvement and Modernization Act provides plan sponsors a federal subsidy for certain qualifying prescription drug benefits covered under the sponsor’s postretirement health care plans. Our postretirement benefit costs are presented net of this subsidy.
          Postretirement benefit cost follows:

	Three Months Ended March 31,
(In millions)	2007	2006
Service cost — benefits earned during the period	$5	$5
Interest cost on projected benefit obligation	31	36
Amortization of: — prior service cost	5	11
— net losses	3	3

Net periodic postretirement benefit cost	$44	$55

NOTE 8. COMMITMENTS AND CONTINGENT LIABILITIES
At March 31, 2007, we had binding commitments for raw materials and investments in land, buildings and equipment of approximately $1.5 million, and off-balance-sheet financial guarantees written and other commitments totaling $22 million.
Environmental Matters
We have recorded liabilities totaling $43 million for anticipated costs related to various environmental matters, primarily the remediation of numerous waste disposal sites and certain properties sold by us, at March 31, 2007 and December 31, 2006. Of these amounts, $10 million and $9 million was included in Other current liabilities at March 31, 2007 and December 31, 2006, respectively. The costs include legal and consulting fees, site studies, the design and implementation of remediation plans, post-remediation monitoring and related activities and will be paid over several years. The amount of our ultimate liability in respect of these matters may be affected by several uncertainties, primarily the ultimate cost of required remediation and the extent to which other responsible parties contribute.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Workers’ Compensation
We have recorded liabilities, on a discounted basis, totaling $276 million and $269 million for anticipated costs related to workers’ compensation at March 31, 2007 and December 31, 2006. Of these amounts, $99 million and $106 million were included in Current Liabilities as part of Compensation and benefits at March 31, 2007 and December 31, 2006, respectively. The costs include an estimate of expected settlements on pending claims, defense costs and a provision for claims incurred but not reported. These estimates are based on our assessment of potential liability using an analysis of available information with respect to pending claims, historical experience, and current cost trends. The amount of our ultimate liability in respect of these matters may differ from these estimates.
General and Product Liability and Other Litigation
We have recorded liabilities totaling $438 million and $454 million for potential product liability and other tort claims, including related legal fees expected to be incurred, presently asserted against us, at March 31, 2007 and December 31, 2006, respectively. Of these amounts, $265 million and $260 million were included in Other current liabilities at March 31, 2007 and December 31, 2006, respectively. The amounts recorded were estimated on the basis of an assessment of potential liability using an analysis of available information with respect to pending claims, historical experience and, where available, recent and current trends. We have recorded insurance receivables for potential product liability and other tort claims of $66 million at March 31, 2007 and December 31, 2006. Of these amounts, $7 million and $9 million was included in Current Assets as part of Accounts and notes receivable at March 31, 2007 and December 31, 2006, respectively. We have restricted cash of $170 million and $193 million at March 31, 2007 and December 31, 2006, respectively, to fund certain of these liabilities. During the quarter, $20 million of restricted cash became unrestricted.
Asbestos. We are a defendant in numerous lawsuits alleging various asbestos-related personal injuries purported to result from alleged exposure to certain asbestos products manufactured by us or present in certain of our facilities. Typically, these lawsuits have been brought against multiple defendants in state and Federal courts. To date, we have disposed of approximately 44,600 claims by defending and obtaining the dismissal thereof or by entering into a settlement. The sum of our accrued asbestos-related liability and gross payments to date, including legal costs, totaled approximately $276 million through March 31, 2007 and $272 million through December 31, 2006.
          A summary of approximate asbestos claims activity in recent years follows. Because claims are often filed and disposed of by dismissal or settlement in large numbers, the amount and timing of settlements and the number of open claims during a particular period can fluctuate significantly from period to period.

	Three Months Ended	Year Ended December 31,
(Dollars in millions)	March 31, 2007	2006	2005
Pending claims, beginning of period	124,000	125,500	127,300
New claims filed	700	3,900	6,200
Claims settled/dismissed	(4,500)	(5,400)	(8,000)

Pending claims, end of period	120,200	124,000	125,500

Payments (1)	$3	$19	$22

(1)	Represents amount spent by us and our insurers on asbestos litigation defense and claim resolution.
We engaged an independent asbestos valuation firm to review our existing reserves for pending claims, provide a reasonable estimate of the liability associated with unasserted asbestos claims, and determine our receivables from probable insurance recoveries.
          We had recorded liabilities for both asserted and unasserted claims, inclusive of defense costs, totaling $125 million at March 31, 2007 and at December 31, 2006. The portion of the liability associated with unasserted asbestos claims was $60 million and $63 million at March 31, 2007 and December 31, 2006, respectively. Our liability with respect to asserted claims and related defense costs was $65 million at March 31, 2007 and $62 million at December 31, 2006. At March 31, 2007 and December 31, 2006, we estimate that it is reasonably possible that our gross liabilities could

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
exceed our recorded reserve by up to $30 million and $25 million, respectively, approximately 50% of which would be recoverable by our accessible policy limits.
          Based upon a model employed by the valuation firm, as of March 31, 2007 and as of December 31, 2006, (i) we had recorded a receivable related to asbestos claims of $66 million and (ii) we expect that approximately 50% of asbestos claim related losses would be recoverable up to our accessible policy limits through the period covered by the estimated liability. The receivable recorded consists of an amount we expect to collect under coverage-in-place agreements with certain primary carriers as well as an amount we believe is probable of recovery from certain of our excess coverage insurance carriers. Of this amount, $7 million and $9 million was included in Current Assets as part of Accounts and notes receivable at March 31, 2007 and December 31, 2006, respectively.
          We believe that at March 31, 2007, we had at least $180 million in aggregate limits of excess level policies potentially applicable to indemnity payments for asbestos products claims, in addition to limits of available primary insurance policies. Some of these excess policies provide for payment of defense costs in addition to indemnity limits. A portion of the availability of the excess level policies is included in the $66 million insurance receivable recorded at March 31, 2007. We also had approximately $19 million in aggregate limits for products claims, as well as coverage for premise claims on a per occurrence basis and defense costs available with our primary insurance carriers through coverage-in-place agreements at March 31, 2007.
Heatway (Entran II). We have entered into a court approved amended settlement agreement that addresses claims against us involving a rubber hose product, Entran II. We had recorded liabilities related to Entran II claims totaling $213 million at March 31, 2007 and $217 million at December 31, 2006. As of March 31, 2007 and December 31, 2006 we had approximately $170 million in restricted cash to fund these liabilities, which includes cash contributions we made to the settlement fund totaling $115 million through 2006. We will make additional cash contributions to the settlement fund of $15 million and $20 million in 2007 and 2008, respectively. In addition, we previously contributed approximately $174 million received from insurance contributions to the settlement fund. We expect that except for liabilities associated with actions in which we have received adverse judgments and sites that have opted-out of the amended settlement, our liability with respect to Entran II matters has been addressed by the amended settlement.
Other Actions. We are currently a party to various claims and legal proceedings in addition to those noted above. If management believes that a loss arising from these matters is probable and can reasonably be estimated, we record the amount of the loss, or the minimum estimated liability when the loss is estimated using a range, and no point within the range is more probable than another. As additional information becomes available, any potential liability related to these matters is assessed and the estimates are revised, if necessary. Based on currently available information, management believes that the ultimate outcome of these matters, individually and in the aggregate, will not have a material adverse effect on our financial position or overall trends in results of operations. However, litigation is subject to inherent uncertainties, and unfavorable rulings could occur. An unfavorable ruling could include monetary damages or an injunction prohibiting us from selling one or more products. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on the financial position and results of operations of the period in which the ruling occurs, or future periods.
Tax Matters
The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize tax benefits to the extent that it is more likely than not that our positions will be sustained when challenged by the taxing authorities. We derecognize tax benefits when based on new information we determine that it is no longer more likely than not that our position will be sustained. To the extent we prevail in matters for which liabilities have been established, or determine we need to derecognize tax benefits recorded in prior periods, or that we are required to pay amounts in excess of our liabilities, our effective tax rate in a given period could be materially affected. An unfavorable tax settlement would require use of our cash and result in an increase in our effective tax rate in the year of resolution. A favorable tax settlement would be recognized as a reduction in our effective tax rate in the year of resolution.
Union Matters
On December 28, 2006, members of the United Steelworkers (“USW”) ratified the terms of a new master labor agreement ending a strike by the USW that began on October 5, 2006. The new agreement covers approximately 12,200 workers at 12 tire and Engineered Products plants in the United States. In connection with the master labor agreement, we also entered into

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
a memorandum of understanding with the USW regarding the establishment of an independent Voluntary Employees’ Beneficiary Association (“VEBA”) intended to provide healthcare benefits for current and future USW retirees. The establishment of the VEBA is conditioned upon U.S. District Court approval of a settlement of a declaratory judgment action to be filed by the USW pursuant to the memorandum of understanding. We have committed to contribute to the VEBA $1 billion, which will consist of at least $700 million in cash and an additional $300 million in cash or shares of our common stock at our option. We plan to make our contributions to the VEBA following the District Court’s approval of the settlement. In the event that the VEBA is not approved by the District Court (or if the approval of the District Court is subsequently reversed), the master labor agreement may be terminated by either us or the USW, and negotiations may be reopened on the entirety of the master labor agreement. In addition, if we do not receive the necessary regulatory approvals for the contribution of our common stock to the VEBA we have the right to terminate the master labor agreement and reopen negotiations.
Guarantees
We are a party to various agreements under which we have undertaken obligations resulting from the issuance of certain guarantees. Guarantees have been issued on behalf of certain of our affiliates and customers. Normally there is no separate premium received by us as consideration for the issuance of guarantees. Our performance under these guarantees would normally be triggered by the occurrence of one or more events as provided in the specific agreements. Collateral and recourse provisions available to us under these agreements were not significant. Refer to our Form 10-K for further discussions.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 9. BUSINESS SEGMENTS

	Three Months Ended March 31,
(In millions)	2007	2006
Sales:
North American Tire	$2,017	$2,239
European Union Tire	1,274	1,134
Eastern Europe, Middle East and Africa Tire	414	339
Latin American Tire	410	397
Asia Pacific Tire	384	353

Net Sales	$4,499	$4,462

Segment Operating (Loss) Income:
North American Tire	$(20)	$43
European Union Tire	75	72
Eastern Europe, Middle East and Africa Tire	64	43
Latin American Tire	78	102
Asia Pacific Tire	29	22

Total Segment Operating Income	226	282
Rationalizations and asset sales	(6)	(36)
Accelerated depreciation, asset impairment and asset write-offs	(17)	(2)
Interest expense	(125)	(102)
Foreign currency exchange	(2)	(1)
Minority interest in net income of subsidiaries	(22)	(12)
Financing fees	(11)	(10)
General and product liability — discontinued products	(4)	(5)
Corporate incentive and stock based compensation plans	(13)	(12)
Interest Income	30	20
Intercompany profit elimination	(17)	(13)
Curtailment	(64)	—
Retained net expenses of discontinued operations	(4)	(11)
Latin America legal matter	—	15
Other	(18)	1

(Loss) Income from Continuing Operations before Income Taxes	$(47)	$114

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
          Rationalizations, as described in Note 2, Costs Associated with Rationalization Programs, and Asset Sales, as described in Note 3, Other (Income) and Expense, were not charged (credited) to the strategic business units (“SBUs”) for performance evaluation purposes, but were attributable to the SBUs as follows:

	Three Months Ended March 31,
(In millions)	2007	2006
Rationalizations:
North American Tire	$6	$—
European Union Tire	2	26
Eastern Europe, Middle East and Africa Tire	3	6
Latin American Tire	2	—
Asia Pacific Tire	—	7

Total Segment Rationalizations	$13	$39
Corporate	2	(1)

	$15	$38

Asset Sales:
North American Tire	$—	$(1)
European Union Tire	(1)	(1)
Latin American Tire	(1)	—
Asia Pacific Tire	(7)	—

Total Segment Asset Sales	$(9)	$(2)

NOTE 10. INCOME TAXES
The Company adopted FIN No. 48 on January 1, 2007, which requires financial statement benefits to be recognized for positions taken for tax return purposes when it is more-likely-than-not that the position will be sustained. For additional information regarding FIN No. 48 refer to “Recently Issued Accounting Standards” in Note 1.
          The adoption of FIN No. 48 resulted in a one-time increase to the opening balance of retained earnings and a decrease in goodwill as of January 1, 2007 of $32 million and $5 million, respectively, for tax benefits not previously recognized under historical practice.
          As of January 1, 2007, the Company had unrecognized tax benefits of $161 million that if recognized, $143 million would have a favorable impact on our effective tax rate. The Company elected to continue to report interest and penalties as income taxes and has accrued interest as of January 1, 2007 of $10 million. We paid an audit assessment in the first quarter of 2007, which reduced the unrecognized tax benefits by $16 million and accrued interest by $5 million. If not favorably settled, $40 million of the remaining unrecognized tax benefits would require the use of our cash.
          Generally years beginning after 2002 are still open to examination by foreign taxing authorities including several major taxing jurisdictions. In Germany we are still open to examination from 1998 onward. In the United States, we are still open to examination from 2004 forward.
          We are involved in a United States / Canada Competent Authority resolution process that deals with transactions between our operations in these countries from 1997 through 2003. This proceeding should be concluded within the next two years.
          It is expected that the amount of unrecognized tax benefits will change in the next 12 months; however we do not expect that change to have a significant impact on the results of operations or the financial position of the Company.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 11. DISCONTINUED OPERATIONS
On March 23, 2007, we entered into an agreement to sell substantially all of the business activities and operations of our Engineered Products Business Segment (“Engineered Products”) to EPD Inc (“EPD”), a company controlled by Carlyle Partners IV, L.P., an affiliate of the Carlyle Group. The purchase price is approximately $1.5 billion in cash, subject to post closing adjustments. The closing of the transaction is subject to the receipt of antitrust and other governmental approvals and other customary closing conditions. In addition, the closing of the transaction is subject to EPD’s completion of a labor agreement with the USW.
          As part of the transaction, we entered into a trademark licensing agreement with EPD, for a period of 12 years, to use the Goodyear brand and certain other trademarks in connection with the Engineered Products business.
          Engineered Products operates 32 manufacturing facilities in 12 countries and has approximately 6,500 associates. Engineered Products manufactures and markets engineered rubber products for industrial, military, consumer and transportation original equipment end-users. Its product portfolio includes hoses, conveyor belts, power transmission products, rubber track, molded products and airsprings.
          We expect to record a gain on the sale, the amount of which has not been finalized. As a result of entering into the agreement, we determined that the Engineered Products business should be classified as held-for-sale and in addition determined the operations of the Engineered Products business should be disclosed as discontinued operations. Accordingly, the accompanying financial information has been restated where required. Depreciation of Engineered Products’ properties and plants has been suspended effective March 24, 2007.
          The following table presents the components of Discontinued Operations reported on the Consolidated Statement of Operations:

	Three Months Ended March 31,
(In millions)	2007	2006
Net Sales	$383	$394

(Loss) income from operations	$(60)	$37
U.S. and foreign taxes	4	9

Discontinued Operations	$(64)	$28

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
The following table presents the major classes of assets and liabilities of discontinued operations reported on the Consolidated Balance Sheets:

	March 31,	December 31,
(In millions)	2007	2006
Cash	$31	$37
Accounts and notes receivable	215	173
Inventories	200	188
Other	16	15

Current assets of discontinued operations	$462	$413

Properties and plants	$306	$310
Other	40	42

Long term assets of discontinued operations	$346	$352

Accounts payable — trade	$100	$92
Compensation and benefits	25	22
Other	39	43

Current liabilities of discontinued operations	$164	$157

Compensation and benefits	$35	$30
Other	18	17

Long term liabilities of discontinued operations	$53	$47

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 12. CONSOLIDATING FINANCIAL INFORMATION
Certain of our subsidiaries have guaranteed Goodyear’s obligations under the $650 million of Senior Secured Notes due 2011, the $400 million aggregate principal amount of 9% Senior Notes due 2015 and the $500 million aggregate principal amount of 8.625% Senior Notes due 2011 and $500 million aggregate principal amount of $500 million Senior Floating Rate Notes due 2009. The following presents the condensed consolidating financial information separately for:
(i)	The Goodyear Tire & Rubber Company (the “Parent Company”), the issuer of the guaranteed obligations;

(ii)	Guarantor subsidiaries, on a combined basis, as specified in the Indenture related to Goodyear’s obligations under the $650 million of Senior Secured Notes due 2011 ($450 million of 11% Senior Secured Notes due 2011 and $200 million Senior Secured Floating Rate Notes due 2011) and the Indenture related to Goodyear’s obligation under the $400 million aggregate principal amount of 9% Senior Notes due 2015, and the $500 million aggregate principal amount of 8.625% Senior Notes due 2011 and $500 million aggregate principal amount of $500 million Senior Floating Rate Notes due 2009 (the “Notes”);

(iii)	Non-guarantor subsidiaries, on a combined basis;

(iv)	Consolidating entries and eliminations representing adjustments to (a) eliminate intercompany transactions between or among the Parent Company, the guarantor subsidiaries and the non-guarantor subsidiaries, (b) eliminate the investments in our subsidiaries, and (c) record consolidating entries; and

(v)	The Goodyear Tire & Rubber Company and Subsidiaries on a consolidated basis.
          Each guarantor subsidiary is 100% owned by the Parent Company at the date of each balance sheet presented. The Notes are fully and unconditionally guaranteed on a joint and several basis by each guarantor subsidiary. Each entity in the consolidating financial information follows the same accounting policies as described in the consolidated financial statements, except for using the equity method of accounting to reflect ownership interests in subsidiaries which are eliminated upon consolidation.
          Certain non-guarantor subsidiaries of the Parent Company are restricted from remitting funds to it by means of dividends, advances or loans, primarily due to restrictions in credit facility agreements entered into by those subsidiaries.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

	Consolidating Balance Sheet
	March 31, 2007
				Consolidating
		Guarantor	Non-Guarantor	Entries and
(In millions)	Parent Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets:
Current Assets:
Cash and Cash Equivalents	$1,237	$59	$787	$—	$2,083
Restricted Cash	178	—	13	—	191
Accounts and Notes Receivable	816	195	2,233	—	3,244
Accounts and Notes Receivables from Affiliates	—	786	175	(961)	—
Inventories	1,096	311	1,401	(66)	2,742
Prepaid Expenses and Other Current Assets	145	4	159	(2)	306
Current Assets of Discontinued Operations	343	8	265	(154)	462

Total Current Assets	3,815	1,363	5,033	(1,183)	9,028

Goodwill	—	24	452	195	671
Intangible Assets	110	25	54	(25)	164
Deferred Income Tax	—	1	145	—	146
Other Assets and Deferred Pension Costs	246	37	172	—	455
Long Term Assets of Discontinued Operations	193	—	185	(32)	346
Investments in Subsidiaries	4,402	564	3,161	(8,127)	—
Properties and Plants	1,840	212	2,975	24	5,051

Total Assets	$10,606	$2,226	$12,177	$(9,148)	$15,861

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$552	$66	$1,438	$—	$2,056
Accounts Payable to Affiliates	961	—	—	(961)	—
Compensation and Benefits	570	35	292	—	897
Other Current Liabilities	547	24	220	—	791
Current Liabilities of Discontinued Operations	80	144	92	(152)	164
United States and Foreign Taxes	55	18	155	(7)	221
Notes Payable and Overdrafts	—	—	247	—	247
Long Term Debt and Capital Leases due within one year	102	—	75	—	177

Total Current Liabilities	2,867	287	2,519	(1,120)	4,553
Long Term Debt and Capital Leases	4,711	1	690	—	5,402
Compensation and Benefits	2,780	295	1,313	—	4,388
Long Term Liabilities of Discontinued Operations	7	—	46	—	53
Deferred and Other Noncurrent Income Taxes	71	5	216	7	299
Other Long Term Liabilities	260	11	73	—	344
Minority Equity in Subsidiaries	—	—	703	209	912

Total Liabilities	10,696	599	5,560	(904)	15,951

Commitments and Contingent Liabilities

Shareholders’ Equity (Deficit):
Preferred Stock	—	—	—	—	—
Common Stock	182	616	4,507	(5,123)	182
Capital Surplus	1,488	5	875	(880)	1,488
Retained Earnings	826	1,439	2,527	(3,966)	826
Accumulated Other Comprehensive Income (Loss)	(2,586)	(433)	(1,292)	1,725	(2,586)

Total Shareholders’ Equity (Deficit)	(90)	1,627	6,617	(8,244)	(90)

Total Liabilities and Shareholders’ Equity (Deficit)	$10,606	$2,226	$12,177	$(9,148)	$15,861

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

	Consolidating Balance Sheet
	December 31, 2006
				Consolidating
		Guarantor	Non-Guarantor	Entries and
(In millions)	Parent Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets:
Current Assets:
Cash and Cash Equivalents	$2,626	$37	$1,199	$—	$3,862
Restricted Cash	202	—	12	—	214
Accounts and Notes Receivable	693	198	1,909	—	2,800
Accounts and Notes Receivable from Affiliates	—	858	242	(1,100)	—
Inventories	1,031	269	1,345	(44)	2,601
Prepaid Expenses and Other Current Assets	142	6	129	12	289
Current Assets of Discontinued Operations	305	6	246	(144)	413

Total Current Assets	4,999	1,374	5,082	(1,276)	10,179
Goodwill	—	24	452	186	662
Other Intangible Assets	111	28	55	(28)	166
Deferred Income Tax	—	1	149	—	150
Other Assets and Deferred Pension Costs	255	24	174	—	453
Investments in Subsidiaries	4,286	539	3,166	(7,991)	—
Long Term Assets of Discontinued Operations	196	—	176	(20)	352
Properties and Plants	1,860	228	2,958	21	5,067

Total Assets	$11,707	$2,218	$12,212	$(9,108)	$17,029

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$436	$72	$1,437	$—	$1,945
Accounts Payable to Affiliates	1,100	—	—	(1,100)	—
Compensation and Benefits	585	42	256	—	883
Other Current Liabilities	562	15	234	—	811
Current Liabilities of Discontinued Operations	74	138	86	(141)	157
United States and Foreign Taxes	59	18	145	—	222
Notes Payable and Overdrafts	—	—	243	—	243
Long Term Debt and Capital Leases due within one year	339	—	66	—	405

Total Current Liabilities	3,155	285	2,467	(1,241)	4,666
Long Term Debt and Capital Leases	5,647	1	914	—	6,562
Compensation and Benefits	3,301	297	1,337	—	4,935
Long Term Liabilities of Discontinued Operations	6	—	41	—	47
Deferred and Other Noncurrent Income Taxes	69	5	238	8	320
Other Long Term Liabilities	287	5	88	—	380
Minority Equity in Subsidiaries	—	—	671	206	877

Total Liabilities	12,465	593	5,756	(1,027)	17,787

Commitments and Contingent Liabilities

Shareholders’ Equity(Deficit) :
Preferred Stock	—	—	—	—	—
Common Stock	178	616	4,487	(5,103)	178
Capital Surplus	1,427	5	869	(874)	1,427
Retained Earnings	968	1,441	2,443	(3,884)	968
Accumulated Other Comprehensive Income (Loss)	(3,331)	(437)	(1,343)	1,780	(3,331)

Total Shareholders’ Equity(Deficit)	(758)	1,625	6,456	(8,081)	(758)

Total Liabilities and Shareholders’ Equity (Deficit)	$11,707	$2,218	$12,212	$(9,108)	$17,029

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

	Consolidating Statement of Operations
	Three Months Ended March 31, 2007
				Consolidating
		Guarantor	Non-Guarantor	Entries and
(In millions)	Parent Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
NET SALES	$1,886	$462	$4,333	$(2,182)	$4,499

Cost of Goods Sold	1,733	430	3,783	(2,205)	3,741
Selling, Administrative and General Expense	278	43	340	2	663
Rationalizations	3	5	7	—	15
Interest Expense	119	9	62	(65)	125
Other Income, net	(84)	(3)	(53)	120	(20)
Minority Interest in Net Income of Subsidiaries	—	—	22	—	22

(Loss) Income before Income Taxes and Equity in Earnings of Subsidiaries and Discontinued Operations	(163)	(22)	172	(34)	(47)
United States and Foreign Taxes	9	3	54	(3)	63
Equity in Earnings of Subsidiaries	62	9	—	(71)	—

(Loss) Income from Continuing Operations	(110)	(16)	118	(102)	(110)

Discontinued Operations	(64)	—	9	(9)	(64)

NET (LOSS) INCOME	$(174)	$(16)	$127	$(111)	$(174)

	Three Months Ended March 31, 2006
				Consolidating
		Guarantor	Non-Guarantor	Entries and
(In millions)	Parent Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
NET SALES	$2,015	$473	$3,985	$(2,011)	$4,462

Cost of Goods Sold	1,790	412	3,433	(2,027)	3,608
Selling, Administrative and General Expense	239	43	333	—	615
Rationalizations	—	—	38	—	38
Interest Expense	94	9	42	(43)	102
Other Income, net	(59)	—	(57)	89	(27)
Minority Interest in Net Income of Subsidiaries	—	—	12	—	12

Income before Income Taxes and Equity in Earnings of Subsidiaries	(49)	9	184	(30)	114
United States and Foreign Taxes	2	3	65	(2)	68
Equity in Earnings of Subsidiaries	97	6	—	(103)	—

Income from Continuing Operations	46	12	119	(131)	46

Discontinued Operations	28	—	17	(17)	28

NET INCOME (LOSS)	$74	$12	$136	$(148)	$74

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

	Condensed Consolidating Statement of Cash Flows Three Months Ended March 31, 2007
				Consolidating
	Parent	Guarantor	Non-Guarantor	Entries and
(In millions)	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash Flows from Operating Activities:

Total Operating Cash Flows from Continuing Operations	(266)	26	(9)	(144)	(393)
Discontinued operations	(16)	—	3	(2)	(15)

Total Cash Flows from Operating Activities	$(282)	$26	$(6)	$(146)	$(408)

Cash Flows from Investing Activities:

Capital expenditures	(38)	(1)	(58)	—	(97)
Asset dispositions	—	—	19	—	19
Decrease in restricted cash	24	—	(1)	—	23

Total Investing Cash Flows from Continuing Operations	(14)	(1)	(40)	—	(55)
Discontinued operations	(2)	—	(2)	—	(4)

Total Cash Flows from Investing Activities	(16)	(1)	(42)	—	(59)

Cash Flows from Financing Activities:

Short term debt and overdrafts incurred	21	—	48	—	69
Short term debt and overdrafts paid	—	(3)	(44)	—	(47)
Long term debt incurred	249	—	44	—	293
Long term debt paid	(1,423)	—	(262)	—	(1,685)
Dividends paid	—	—	(151)	143	(8)
Other transactions	64	—	—	—	64

Total financing Cash Flows from Continuing Operations	(1,089)	(3)	(365)	143	(1,314)
Discontinued operations	(2)	—	(6)	3	(5)

Total Cash Flows From Financing Activities	(1,091)	(3)	(371)	146	(1,319)

Net Change in Cash of Discontinued Operations	—	—	7	—	7
Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	—

Net Change in Cash and Cash Equivalents	(1,389)	22	(412)	—	(1,779)

Cash and Cash Equivalents at Beginning of the Period	2,626	37	1,199	—	3,862

Cash and Cash Equivalents at End of the Period	$1,237	$59	$787	$—	$2,083

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

	Condensed Consolidating Statement of Cash Flows Three Months Ended March 31, 2006
				Consolidating
		Guarantor	Non-Guarantor	Entries and
(In millions)	Parent Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash Flows from Operating Activities:

Total Operating Cash Flows from Continuing Operations	(235)	(6)	(69)	(5)	(315)
Discontinued operations	19	—	8	(14)	13

Total Cash Flows from Operating Activities	$(216)	$(6)	$(61)	$(19)	$(302)

Cash Flows from Investing Activities:

Capital expenditures	(45)	(3)	(60)	(3)	(111)
Asset dispositions	1	—	2	—	3
Asset acquisitions	(39)	—	(2)	—	(41)
Increase in restricted cash	5	—	—	—	5
Other transactions	—	—	1	(1)	—

Total Investing Cash Flows from Continuing Operations	(78)	(3)	(59)	(4)	(144)
Discontinued operations	(2)	—	(6)	3	(5)

Total Cash Flows from Investing Activities	(80)	(3)	(65)	(1)	(149)

Cash Flows from Financing Activities:

Short term debt and overdrafts incurred	—	—	19	—	19
Short term debt and overdrafts paid	(24)	(1)	(12)	—	(37)
Long term debt incurred	—	—	15	—	15
Long term debt paid	(82)	—	(68)	—	(150)
Dividends paid	—	—	(18)	18	—
Other transactions	3	—	2	(2)	3

Total financing Cash Flows from Continuing Operations	(103)	(1)	(62)	16	(150)
Discontinued operations	2	—	(4)	4	2

Total Cash Flows From Financing Activities	(101)	(1)	(66)	20	(148)

Net Change in Cash of Discontinued Operations	—	—	4	—	4
Effect of exchange rate changes on cash and cash equivalents	—	1	24	—	25

Net Change in Cash and Cash Equivalents	(397)	(9)	(164)	—	(570)

Cash and Cash Equivalents at Beginning of the Period	1,065	35	1,038	—	2,138

Cash and Cash Equivalents at End of the Period	$668	$26	$874	$—	$1,568